                                                                EXHIBIT 99.1
                                                                 PAGE 1 OF 2



HOST MARRIOTT ISSUES SPECIAL DIVIDEND,
COMPLETING SPLIT INTO TWO COMPANIES

BETHESDA, MD, Jan. 2, 1996 -- Host Marriott Corporation announced today that on December 29, 1995 it completed the special dividend, plans for which were first announced in August 1995, dividing Host Marriott into two companies.

   As a result of the special dividend, shareholders of record on December 22, 1995 are receiving one share of Host Marriott Services Corporation for every five common shares they own in Host Marriott Corporation. Host Marriott Corporation will continue to own hotels and real estate, while Host Marriott Services Corporation will operate concessions at airports, on tollroads and at sports and entertainment attractions.

   "This split should have strategic and economic benefits for both companies," said Terence C. Golden, president and chief executive officer of Host Marriott Corporation. "Each company now will be able to allocate its resources to help realize its full potential, and investors will be able to make focused decisions based on the specific attributes of each business."

   Mr. Golden said that Host Marriott Corporation would continue its successful strategy of acquiring full service hotels, which remain available at prices well below replacement cost. "The full service segment still offers the best opportunity for capital appreciation and return on investment. Through the third quarter of 1995, the company's Earnings Before Interest Expense, Taxes, Depreciation, Amortization and other non-cash items (EBITDA) from its hotels was up 16% over last year," he said. "With little new full service hotel supply coming on line, and our strategic alliance with Marriott International adding considerable value to the properties we acquire, we see continued strong revenue and cash flow growth."

   Host Marriott Corporation currently owns 90 lodging properties operated primarily under Marriott brand names. On a pro forma basis, if it had been a separate company without the concessions businesses in 1994, it would have had annual revenues of approximately $380 million and EBITDA of approximately $269 million.

   Host Marriott Services Corporation will be the nation's leading operator and developer of restaurant and retail outlets at airports, on tollroads and at sports and entertainment attractions.

   Host Marriott Services Corporation has operations at over 70 domestic and international airports, on 13 tollroads (including over 90 travel plazas) and at more than 35 tourist attractions, stadiums and arenas. On a historical basis, as a separate company in 1994, Host Marriott Services Corporation would have had annual revenues of approximately $1.1 billion and EBITDA of approximately $108 million. The company has $409 million of debt consisting primarily of $400 million of bonds due in 2005, issued in 1995.

   "The prospects for Host Marriott Services Corporation as an independent company are excellent," said William W. McCarten, president and chief executive officer. Mr. McCarten had been president of the Host Marriott Operating Group prior to the split.

   "Our significant presence in nearly all of the largest airports and tollroads in the United States gives us a strong platform for future growth. A total focus on the business, together with the continued commitment of the Marriott family, should further strengthen our new company's market position," Mr. McCarten said. "Our leadership position, experience and expertise provide increasing access to attractive opportunities, both domestically and abroad."


                                    (more)

                                                                EXHIBIT 99.1
                                                                 PAGE 2 OF 2



   The two companies will have separate boards of directors. Richard E. Marriott will remain chairman of the board of Host Marriott Corporation. William J. Shaw, executive vice president of Marriott International, Inc. and president of the Marriott Service Group, will serve as chairman of the board of Host Marriott Services Corporation while retaining his positions at Marriott International. Richard E. Marriott and J.W. Marriott, Jr., his brother and the chairman and president of Marriott International, Inc., will serve as directors of both companies.

   Both Host Marriott Corporation and Host Marriott Services Corporation are listed on the New York Stock Exchange. "Regular way" trading in the common stock of Host Marriott Services Corporation (ticker symbol HMS) commenced today.

   Latham & Watkins, James D. Wolfensohn Incorporated and American Appraisal Associates acted as advisors to Host Marriott Corporation on the transaction.



                                     # # #


                                       4